Exhibit 10.2

Addendum to EMPLOYMENT AGREEMENT

This addendum replaces the terms and conditions for all items in Clause 9 of John Kritzmacher' s Employee Agreement with John Wiley & Sons, Inc., dated 20th May 2013.

9.   Effect of Termination of Employment.

(a)
Without Cause Termination (Inclusive of Following a CEO Change) and Constructive Discharge Absent a Change of Control. If Executive's employment terminates during the Period of Employment prior to the occurrence of a Change of Control (as defined below) due to a Without Cause Termination (as defined below) or a Constructive Discharge (as defined below, and inclusive of a CEO change), subject to Executive executing a general release of claims as more fully described in Section 9(f) hereof, then the Company will pay or provide Executive (or Executive's surviving spouse, estate or personal representative, as applicable) the following payments and/or benefits upon such event: (i) Base Salary earned but unpaid as of the effective date of such termination of employment; (ii) a lump sum payment equal to the Severance Pay Amount (as defined below); (iii) the actual incentive amount earned by Executive under any executive annual incentive plan established by the Company for the fiscal year in which Executive's termination occurs, prorated to reflect Executive's partial year of employment, to be paid at the time of completion of respective performance period; (iv) accelerated vesting of all performance shares earned by Executive under any executive long term incentive plan established by the Company for the plan cycle which ends within 12 months after the effective date of termination, to be vested at the time of completion of respective performance period; (v) prorated participation through date of termination in any performance share cycle which ends more than 12 months after the effective date of termination, to be vested at the time of completion of respective performance periods (vi) accelerated vesting of all stock options and restricted stock granted to Executive under any executive long term incentive plan established by the Company but not yet vested on the effective date of termination of employment: (vii).coverage during the Benefits Continuation Period (as defined below) under the following employee benefit plans or provisions for comparable benefits outside such plans, but only to the extent comparable coverage is not provided by any new employer, (x) the Company's Group Health Insurance Program, (y) the LTD Plan (as provided under such plan, Executive shall be required to pay the premium), and (z) the Company's Group Life and Accidental Death and Dismemberment Insurance (at the levels in effect at the date of termination of employment). If coverage under clause (vi) cannot be provided on a tax-advantaged basis under the Company's employee benefit programs, the Company will make a supplemental lump-sum payment to the Executive such that his after-tax cost of coverage will be no greater than the cost for such coverage to a similarly-situated employee under the respective program. Any increase in premium cost resulting from a change in the Executive's coverage election shall be borne by the Executive. In order to receive such continued medical and dental coverage, the Executive must be eligible for and elect continuation coverage under "COBRA" under the terms of the applicable program for the first 18 months of such coverage.

(b)
Without Cause Termination and Constructive Discharge Following a Change of Control. If Executive's employment terminates during the Period of Employment due to a Without Cause Termination or a Constructive Discharge within the twenty-four (24) month period following a Change of Control, then, subject to Executive executing a general release of claims as more fully described in Section 9(f) hereof, in addition to the payments and benefits described in 9(a) hereof, the Company will provide Executive (or Executive's surviving spouse, estate or personal representative, as applicable) the following payments and/or benefits upon such event: (i) the "target incentive amount" under any executive annual incentive plan established by the Company for the fiscal year in which Executive's termination of employment occurs, prorated to reflect Executive's partial year of employment; (ii) accelerated vesting of all "target" restricted performance shares awarded to Executive under any executive long term incentive plan established by the Company outstanding on the date of Change in Control but not yet vested on the date of termination of employment, in cases where the acquiring company is not a publicly traded company or the acquiring company does not assume or replace the outstanding equity; and (iii) accelerated vesting of all other stock options and restricted stock granted to Executive under any executive long term incentive plan established by the Company outstanding on the date of the Change in Control but not yet vested on the effective date of termination of employment, in cases where the acquiring company is not a publicly traded company or the acquiring company does not assume or replace the outstanding equity.

(c)
Termination for Cause; Resignation. If Executive's employment terminates due to a Termination for Cause (as defined below) or a Resignation (as defined below), Base Salary earned but unpaid as of the date of such termination will be paid to Executive in a lump sum and the Company will have no further obligations to Executive hereunder. In the event, any termination of Executive's employment for any reason, Executive if so requested by the Company agrees to assist in the orderly transfer of authority and responsibility to Executive's successor.

(d)	Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

(i)
 "Benefits Continuation Period" means that number of months which is equal to the number of months of Base Salary that Executive receives as a lump sum severance payment in accordance with Sections 9(a), or 9(b) hereof.

(ii)
 "Change of Control" shall mean an event which shall occur if there is: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation.

For purposes of this Section, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation.

A change in the effective control occurs on the date on which either (i) a person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Corporation, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to the Corporation, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

(iii)
"Constructive Discharge" means: (A) any material failure by the Company to fulfill its obligations under this Agreement (including, without limitation, any reduction of Base Salary, as the same may be increased during the Period of Employment, or other material element of compensation); (B) a material and adverse change to, or a material reduction of, Executive's duties and responsibilities to the Company; or (C) the relocation of Executive's primary office to any location more than fifty (50) miles from the Company's principal executive offices, resulting in a materially longer commute for Executive. Executive will provide the Company a written notice which describes the circumstances being relied upon for all terminations of employment by Executive resulting from any circumstances claimed to be a Constructive Discharge thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to Executive's termination of employment due to a Constructive Discharge.

(iv)
"Resignation" means a termination of Executive's employment by Executive, other than in connection with Executive's Disability pursuant to Section 7 hereof, Death pursuant to Section 8 hereof or Constructive Discharge pursuant to Sections 9(a) or 9(b) hereof. A termination of Executive's employment under this Agreement shall mean the ceasing of employment with the Company. For purposes of this Agreement:

(A)
The Executive shall not be treated as having incurred a voluntary termination of employment while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive's right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(B)
Whether the Executive shall have incurred a termination of employment shall be determined based on all relevant facts and circumstances. In situations in which the Executive continues to be carried on the payroll of the Company but performs only nominal services, or ceases to be an employee but continues to provide substantial services in another capacity, such as pursuant to a consulting agreement, the determination of whether a termination of employment has occurred shall be determined in accordance with Final Regulations Section

         1.409A-1(h)(1)(ii), or any successor thereto.

(v)
"Severance Pay Amount" means, with respect to a termination of employment covered under Section 9(a) and 9(b), the sum of Executive's then current Base Salary payable during one month, plus one-twelfth of Executive's most recent target annual incentive under any executive annual incentive plan established by the Company, multiplied by twenty-four (24).

(vi)
"Termination for Cause" means: (A) Executive's refusal or willful and continued failure to                       substantially perform Executive's material duties to the best of Executive's ability under this Agreement (for reasons other than death or disability), in any such case after written notice thereof; (B) Executive's gross negligence in the performance of Executive's material duties under this Agreement; (C) any act of fraud, misappropriation, material dishonesty, embezzlement, willful misconduct or similar conduct; (D) Executive's conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (E) Executive's material and willful violation of any of the Company's reasonable rules, regulations, policies, directions and restrictions.

(vii)
"Without Cause Termination" or "Terminated Without Cause" means termination of Executive's employment by the Company other than in connection with Executive's Disability pursuant to Section7 hereof, death pursuant to Section 8 hereof, Constructive Discharge pursuant to Sections 9(a) or 9(b) hereof, or the Company's Termination for Cause of Executive.

(e)	Reserved.

(f)
Conditions to Payment. All payments and benefits due to Executive under this Section 9 shall be contingent upon the execution by Executive (or Executive's beneficiary or estate) of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates, and their current and former officers, directors, employees and agents in such form as determined by the Company in its sole discretion

(g)
No Other Payments. Except as provided in this Section 9, Executive shall not be entitled to receive any other payments or benefits from the Company due to the termination of Executive's employment, including but not limited to, any employee benefits under any of the Company's employee benefits plans or arrangements (other than health benefits at Executive's expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or pursuant to the written terms of any qualified 401(k) savings plan or non- qualified deferred compensation plan in which the Company may have in effect from time to time) or any right to severance benefits. Notwithstanding the foregoing sentence, in the event of a termination of employment by Executive under the circumstances described in Section 9(b) hereof following a Change of Control, nothing in this Agreement shall reduce Executive's entitlement, if any, to any payment or benefit pursuant to the LTIP resulting from Executive's termination of employment following a Change of Control.

(h) Timing of Severance Payments and Compliance with Code Section 409A.

(i)        Payments of earned but unpaid Base Salary required to be made under Section
                                          9(a)(i) shall be made as of the next regular payroll date following the Executive's termination of  employment.

(ii)
Payments of Severance Pay Amounts required to be made under Section 9(a)(ii) shall be made within ten business days following the later of the date the Company receives the release of claims described in Section 9(f) properly executed by the Executive, and the expiration of any period permitted for the Executive to revoke the Agreement after its execution; provided, however, that in no event may Executive return the executed release of claims later than 90 days after termination of employment (or, if earlier, the end of the second month following the later of the end of the Company's taxable year or the Executive's taxable year in which the Executive's termination of employment occurs).

(iii)
The reimbursement of an eligible expense hereunder shall be made promptly upon the Executive's submission of request for reimbursement, accompanied by evidence of such expense reasonably acceptable to the Company, but in any event on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred; provided, however, that the supplemental payment with respect to the tax cost of continuation employee benefit coverage under Section 9(a) shall be paid under Section 9(h)(ii) above.

(iv)
   The payment of "target incentive amounts" as described in Section 9(b)(i), vesting of "target" performance shares as described in Sections 9(b)(ii), , and vesting of stock options and restricted stock as described in Sections 9(a)(vi), 9(b)(ii) and 9(b)(iii) shall be made as described in Section 9(h)(ii).

(v)
The payment of the annual incentive amount under an executive annual incentive plan shall be based upon actual achievement of performance goals and paid in a single sum cash payment within 2½ months after the conclusion of the performance period to which such annual incentive relates. The payment of performance shares as described in Sections 9(a)(iv) and 9(a)(v) shall be based upon actual achievement of performance goals and paid within 2½ months after the conclusion of the performance period to which such performance shares relate.

(vi)
Each of the payments and benefits under Section 9(a), or (b) above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (1) any payments that become vested as a result of a qualifying termination that are made on or before the 15th day of the third month following the later of the end of the Company's taxable year or the end of the Executive's taxable year in which occurs the Executive's termination of employment, (2) any additional payments that are made on or before the last day of the second calendar year following the year of the Executive's termination and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, and (3) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of Code Section 409A. If Executive is designated as a "specified employee" within the meaning of Code Section 409A, to the extent that any deferred compensation payments to be made during the first six month period following Executive's termination of employment exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum (with interest at the rate paid on 12- month Treasury bills as of the date of Executive's termination of employment), during the seventh month after Executive's termination. The Company shall identify in writing delivered to the Executive any payments it reasonably determines are subject to delay under this Section 9(h)(vi). In no event, shall the Company have any liability or obligation with respect to taxes for which the Executive may become liable as a result of the application of Code Section 409A.

EXECUTIVE: JOHN WILEY & SONS, INC.

/s/ John A. Kritzmacher          By: /s/ Matthew Kissner Signature
Signature

Print name                Print name
John A. Kritzmacher           Matthew Kissner
                    Interim Chief Executive Officer
                    Title

June 26, 2017
Date signed